Exhibit 99.1

Chembio Diagnostics Announces Retirement of Chief Financial Officer

MEDFORD, N.Y., August 17, 2017 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leader in point-of-care (POC) diagnostic tests for infectious diseases, today announced that Richard J. Larkin, Executive Vice President and Chief Financial Officer (CFO), has informed the Company of his intention to retire by December 31, 2017.

An external search for a new Company CFO will commence immediately. To ensure an orderly transition, Mr. Larkin is expected to continue to serve as the Company's CFO and remain an officer of the Company until the earlier of December 31, 2017 or until a successor is found.

Sharon Klugewicz, acting Chief Executive Officer, commented, "On behalf of the Board of Directors, I would like to thank Rich for his dedication and commitment to the Company over the last fourteen years. He has been a valuable member of our executive leadership team and we wish him well as he transitions into retirement."

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets rapid diagnostic tests in the growing $8.0 billion POC testing market. The Company markets its products directly and through third-party distributors under the brand names: DPP®, STAT-PAK® and SURE CHECK®.

Chembio has developed and patented the DPP® technology platform, which offers significant advantages over traditional POC lateral-flow technologies and provides the Company with a significant pipeline of business opportunities in the area of sexually transmitted disease, tropical and fever disease, and technology collaborations.

Headquartered in Medford, NY, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13485. Each of Chembio Diagnostic Systems, Inc. and RVR Diagnostics Sdn Bhd is a wholly-owned subsidiary of Chembio Diagnostics, Inc. For more information, please visit: www.chembio.com.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements, which are estimates only, reflect management's current views, are based on certain assumptions, and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Vida Strategic Partners (investor relations)
Stephanie C. Diaz
(415) 675-7401
sdiaz@vidasp.com